Exhibit 99.1

17855 North Dallas Parkway Dallas, TX 75287 (Nasdaq/SC: MKSP)

CONTACT
Randall Oxford, Media Relations
(972) 687-4300

FOR IMMEDIATE RELEASE
March 2, 2001

MARKETING SPECIALISTS ANNOUNCES
NEW 'IN-SOURCE SPECIALISTS' DIVISION

Addition to further enhance capabilities of Company's growing Retail team

          DALLAS, TX   March 2, 2001 - Marketing Specialists Corporation (Nasdaq/SC: MKSP), a leading provider of outsourced sales and marketing services to manufacturers, suppliers and producers of food products and consumer goods, reported today that the Company is expanding its services to include a new In-Source Specialists (ISS) Division, which will serve as an arm of the Company's existing Retail Division .

          Designed to accommodate increasing demand for projects exceeding the time frame of standard category management, In-Source Specialists will provide manufacturers and retailers with the additional manpower required to complete such initiatives in a timely and efficient manner. Marketing Specialists' ISS Division is comprised of an internal, cross-functional team of Company associates who specialize in maximizing returns on non-budgeted projects and surge work requested by manufacturers. Income derived from providing additional manpower required to complete special initiatives will be incremental to existing contractual agreements between the Company and its manufacturer partners.

          "Through the development of our In-Source Specialists Division, Marketing Specialists will be able to provide a low-cost opportunity for our manufacturers while maintaining our core competencies of quality representation and premium services," said Kurt Nolin, Retail Division president. "In-sourcing this team of local-market experts enables Marketing Specialists to achieve a competitive edge in the industry. We're using our experienced personnel to deliver superior, focused services without interrupting our coverage patterns."

          Ken Gomez, a 15-year veteran of Marketing Specialists' Retail Division, is managing the ISS team. Currently in the start-up stage, ISS is continuing to add to its staff and secure non-budgeted project work from key manufacturers.

          With approximately 6,000 associates in 65 locations throughout the United States, Marketing Specialists is one of the nation's largest sales and marketing organizations.

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This press release contains forward-looking statements with the meaning of Section 27a of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Reliance should not be placed on forward-looking statements because they involve unknown risks, uncertainties and other factors, which are, in some cases, beyond the control of Marketing Specialists. Actual events, performance and results could differ materially from the anticipated events, performance or results expressed or implied by such forward-looking statements. The factors which may cause such differences include, among other things, Marketing Specialists' ability to complete renegotiations with its bankers involving financing and covenant issues, successfully integrate any future or past acquisitions; complete or modify conditions relating to Richmont's pending offer to purchase all outstanding shares of the Company, realign principals as a result of the merger and consummate transactions contemplated by letters of intent to which Marketing Specialists is a party, as well as the competitive environment and general economic conditions. For further information, please refer to the Company's fillings with the Securities and Exchange Commission.